Evolution Petroleum Reports Fiscal 2011 Second Quarter Financial and Operational Results

- Operating results improve

- Delhi oil production growing

HOUSTON, Feb. 10, 2011 /PRNewswire/ -- Evolution Petroleum Corporation (NYSE Amex: EPM) today reported financial and operational results for the three month ("Q2-11") and six month periods ended December 31, 2010.

Net loss in Q2-11 improved to $461,535, or $(0.02) per share, compared to a net loss in Q2-10 of $701,940, or $(0.03) per share.  The 34% improvement was due primarily to a 21% reduction in operating costs, partially offset by a reduction in income tax benefit.  Depletion expense declined sharply in Q2-11 to $93,916, or $4.25 per barrel of oil equivalent (BOE), from $539,343, or $17.27 per BOE in Q2-10, mostly due to the addition of 9.4 million barrels of proved oil reserves at Delhi during the current fiscal year.  Q2-11 and Q2-10 results also included non-cash stock-based compensation expense of approximately $396,394 and $424,800, respectively.

Oil and gas revenues in Q2-11 were virtually unchanged from Q2-10 at $1.2 million. A 39% increase in realized product prices offset a 29% decrease in volumes.  Blended oil and gas prices in Q2-11 averaged $53.32 per BOE compared to $38.46 per BOE in Q2-10, reflecting a greater portion of oil production at our Delhi CO2-EOR project and higher liquid prices.  Net oil and gas volumes for Q2-11 were 22,119 BOE, or 240 BOE per day, compared to 31,238 BOE for Q2-10 or 340 BOE per day. Declines in our Giddings volumes were partially offset by growing oil volumes at Delhi.  Volumes in Q2-11 were 42% crude oil, 23% natural gas liquids ("NGLs") and 35% natural gas, compared to 20% oil, 22% NGLs and 58% natural gas in Q2-10.

Sequentially, Q2-11 revenue was also flat compared to the three months ended September 30, 2010 ("Q1-11"), due to a 17% increase in average blended prices, offset by a 14% decline in production volumes.

Operating results for the six months ending December 31, 2010, compared to the six months ending December 31, 2009, exhibited a similar pattern to the three month comparison.  Net loss for the first six months of fiscal 2011 improved by 33% to $946,869 or $(0.03) per share, versus $1,406,765 or $(0.05) per share in the comparable period.  Revenues were also flat, accompanied by a 20% reduction in operating costs.

Working capital was $3.2 million on December 31, 2010, as compared to $4.9 million on June 30, 2010. The $1.7 million decrease in working capital since June 30, 2010 was due primarily to investments of $2.3 million in oil and natural gas properties (consisting of $0.8 million for leasehold acquisitions and $1.5 million for development activities), offset by an asset sale of $0.2 million and positive cash flows from operations before changes in working capital.  We continued to be debt free.

Delhi CO2 – Enhanced Oil Recovery Project (EOR)

Sales volumes grew sharply at the Delhi Field during Q2-11 to 6,266 net barrels of oil, a 37% increase over Q1-11.  Volumes in Q2-10 were nominal as production response from CO2 injection had not yet occurred. Currently, all net sales at Delhi are generated by our 7.4% royalty interest that is free of all cost and expense.

Gross sales volumes at Delhi averaged 920 BO per day during Q2-11 and 1,054 BO per day in December.  Production has continued to sharply increase since December.  All production through Q2-11 at Delhi has come from Phase I of the project.

Implementation of Phase II, which is more than double the size of Phase I, commenced with incremental CO2 injection at the end of December 2010.  Incremental production response in Phase II is expected later this year.  Meanwhile, Denbury is continuing work on the three remaining phases that are similar in size to Phase II.

As of June 30, 2010, net reserves to our interests at Delhi were reported to be 9.4 million barrels of proved oil reserves and 5.7 million barrels of probable oil reserves.

Giddings Field, Central Texas

We sold 15.9 thousand barrels of oil equivalent ("MBOE") of production at Giddings Field in Q2-11, a 49% decrease from Q2-10 and 25% decrease from Q1-11 due to natural production decline in the field and the loss of production from our best well, the Pearson #1H.  We believe that the Pearson #1H decline is a temporary result of influx of drilling fluid water lost during the drilling of our nearby joint venture well, the Dodd #1H. Limited production has already been re-established on the Pearson and we expect further improvement as the Dodd #1H is put on production.

Lease operating expense ("LOE") and production taxes from the Giddings Field were 16% lower in Q2-11 compared to Q2-10, due largely to lower salt water disposal costs offset by higher workover costs.  On a BOE basis, LOE increased to $14.66 in Q2-11 from $12.37 in Q2-10, due primarily to lower production volumes.

Development drilling at our Giddings Field continued through the previously announced industry joint venture ("JV"), and three wells have been drilled to date.

During our second fiscal quarter, we drilled the second JV well, the Dodd #1H in northern Grimes County, with two opposing laterals of 3,200' and 4,360' in the naturally fractured Georgetown formation. Production is expected to begin in February 2011, subject to completion of flow line connections to two gas gatherers and our existing salt water disposal well.  Immediately following completion of the Dodd #1H, wellbore cleanout operations indicated a strong potential production rate and pressure.

In December, we drilled a third JV well, the Lightsey-Lightsey #1H in Brazos County, with a single 4,560' lateral into the naturally fractured Buda formation.  Following completion of a gas gathering pipeline, the well began first production in early February at a pipeline constrained rate of 1.3 MMCF of rich gas and 124 BOPD. This well did not require substantial flow line and gathering pipeline construction, as compared to the Dodd, and the rich gas is being processed for substantial volumes of natural gas liquids.

The Supak-Brinkman-1H, the first joint venture well that commenced drilling in September 2010 in Burleson County, was a re-entry operation of a single 4,100' Austin Chalk lateral. It is currently undergoing an unusually prolonged period of flow-back of the up to 100 thousand barrels of water lost during drilling, thus we have minimal expectations of production from the well.

Under the terms of the joint venture, we paid 10% of the drilling and completion costs for the wells and have a 20% working interest (16% net revenue interest) before payout, and a 38% working interest (30.4% net revenue interest) after payout.  To date, our share of net capital expenditures for the three wells in the JV program is approximately $0.7 million. Our joint venture partner is awaiting production results from the first three wells before making an election on participation in, and selection of, the remaining two option wells.  We are also exploring opportunities to enter into a second joint venture to develop our remaining drilling locations, which would require an increase in our planned capital expenditures, subject to the terms of such joint venture.

Woodford Shale Gas, Eastern Oklahoma

Drilling activity in Oklahoma during our second fiscal quarter was mostly focused on our first operational test in our mid-depth Haskell County, OK leasehold.  During the quarter, we completed a re-entry into the John Wells #1 at approximately 5,000' depth and successfully established attractive production and pressure.  We are currently installing a gathering pipeline connection and expect to commence gas sales in February 2011.  We also are engaged in unitization of our second Haskell County location and expect to begin the re-entry in March, 2011.  The unitization process allows us to force pool additional acreage and thereby increase our leasehold position while holding the leases through production.

In Wagoner County, we are continuing a production test of the shallow Woodford Shale in our Limon #1 well through an extensive dewatering operation.  To date, we have been able to establish attractive production in one of the three acreage blocks in Wagoner County that we have tested and have elected to not exercise renewal options on selected leases in Wagoner.

Artificial Lift Technology

We are continuing our extended negotiations for a first joint venture application of our artificial lift technology. The potential partner has identified two test wells and is working internally to complete the joint venture details, but progress has been much slower than expected. We have entered into early stage discussions with other parties for two more commercialization tests.

Robert Herlin, President and Chief Executive Officer, commented, "We are pleased that production volumes in the Delhi development program are rapidly increasing from Phase I and that development is continuing in other phases of the project.  Initial results from our joint venture drilling program in Giddings, in aggregate, are attractive so far. As a result, we expect that our next quarterly results will be substantially improved in volumes, revenues and bottom line, assuming current product prices hold.  Additionally, in the second half of our fiscal year we should realize meaningful contributions from our Haskell County, OK properties.

Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9644 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution's corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until February 17, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4406348 #. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources onshore in the United States.   Principal assets as of June 30, 2010 include 12.4 MMBOE of proved and 7.2 MMBOE of probable reserves, with a PV10 of $266 million and $64 million, respectively.  Producing assets include an EOR project with growing production in Louisiana's Delhi Field, and horizontal wells in the Giddings Field of Central Texas.  Other assets include approximately 14,900 net acres in an emerging Woodford shale gas project in Eastern Oklahoma and a proprietary artificial lift technology designed to extend the life of horizontal wells with oil or associated water production.

Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-l.com
Jack Lascar / jlascar@drg-l.com
DRG&L / 713-529-6600

- Financial Statements to Follow - Evolution Petroleum Corporation and Subsidiaries Consolidated Statements of Operations (Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Crude oil	$ 778,594	$ 456,375	$ 1,426,812	$ 959,497
Natural gas liquids	231,495	280,212	441,413	565,523
Natural gas	169,343	464,715	480,303	846,309
Total revenues	1,179,432	1,201,302	2,348,528	2,371,329

Operating Costs
Lease operating expense	311,224	369,928	665,805	734,774
Production taxes	13,073	16,459	27,776	34,826
Depreciation, depletion and amortization	102,429	550,142	226,447	1,167,899
Accretion of asset retirement obligations	10,766	15,200	27,081	29,538
General and administrative *	1,309,387	1,253,596	2,616,954	2,506,712
Total operating costs	1,746,879	2,205,325	3,564,063	4,473,749

Loss from operations	(567,447)	(1,004,023)	(1,215,535)	(2,102,420)

Other income
Interest income	3,705	13,785	11,472	29,009

Net loss before income tax benefit	(563,742)	(990,238)	(1,204,063)	(2,073,411)

Income tax benefit	102,207	288,298	257,194	666,646

Net loss	$ (461,535)	$ (701,940)	$ (946,869)	$ (1,406,765)

Loss per common share
Basic and Diluted	$ (0.02)	$ (0.03)	$ (0.03)	$ (0.05)

Weighted average number of common shares
Basic and Diluted	27,457,118	27,092,954	27,308,920	26,869,488

*General and administrative expenses for the three month period ended December 31, 2010 and 2009 included non-cash stock-based compensation expense of $396,394 and $424,800, respectively. General and administrative expenses for the six month period ended December 31, 2010 and 2009 included non-cash stock-based compensation expense of $750,880 and $816,436, respectively.

Evolution Petroleum Corporation and Subsidiaries Consolidated Balance Sheets
	December 31,	June 30,
	2010	2010
Assets
Current assets
Cash and cash equivalents	$ 2,420,807	$ 3,138,259
Certificates of deposit	250,000	1,350,000
Restricted cash from joint venture partner	2,265,638	-
Receivables
Oil and natural gas sales	498,666	536,366
Joint interest partner	537,384	-
Income taxes	1,004,377	25,200
Other	62,290	147,059
Income taxes recoverable	-	716,973
Prepaid expenses and other current assets	398,363	315,494
Total current assets	7,437,525	6,229,351

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties – full-cost method of accounting, of which $7,083,133 and $7,851,068 at December 31, 2010 and June 30, 2010, respectively, were excluded from amortization.	32,622,925	30,803,061
Other property and equipment	84,658	101,998
Total property and equipment	32,707,583	30,905,059

Other assets	45,308	60,665

Total assets	$ 40,190,416	$ 37,195,075

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 2,780,812	$ 678,609
Joint interest advances	915,276	-
Accrued payroll	26,408	75,692
Royalties payable	178,447	221,062
State taxes payable	296,114	202,334
Other current liabilities	44,657	110,002
Total current liabilities	4,241,714	1,287,699

Long term liabilities
Deferred income taxes	2,854,110	2,949,880
Asset retirement obligations	811,754	811,635
Accrued compensation	315,000	-
Stock-based compensation	-	587,033
Deferred rent	83,524	81,635

Total liabilities	8,306,102	5,717,882

Commitments and contingencies

Stockholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; par value $0.001; 100,000,000 shares authorized; issued 28,292,766 shares; outstanding 27,504,566 shares and 27,061,376 shares as of December 31, 2010 and June 30, 2010, respectively.	28,292	27,849
Additional paid-in capital	19,886,190	18,532,643
Retained earnings	12,851,854	13,798,723
	32,766,336	32,359,215
Treasury stock, at cost, 788,200 shares as of December 31, 2010 and June 30, 2010.	(882,022)	(882,022)

Total stockholders' equity	31,884,314	31,477,193

Total liabilities and stockholders' equity	$ 40,190,416	$ 37,195,075

Evolution Petroleum Corporation and Subsidiaries Consolidated Statements of Cash Flow
	Six Months Ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(946,869)	$(1,406,765)
Adjustments to reconcile net loss to net cash (used in) by operating activities:
Depreciation, depletion and amortization	226,447	1,167,899
Stock-based compensation	750,880	816,436
Accretion of asset retirement obligations	27,081	29,538
Payments on asset retirement obligations	(1,847)	—
Deferred income taxes	(264,194)	(626,156)
Accrued compensation	315,000	210,000
Deferred rent	1,889	1,888
Other	32,080	3,118
Changes in operating assets and liabilities
Receivables from oil and natural gas sales	37,700	(10,420)
Receivables from income taxes and other	84,769	71,745
Due from joint interest partner	(177,713)	—
Prepaid expenses and other current assets	(82,869)	14,181
Accounts payable and accrued expenses	21,254	139,474
Royalties payable	(42,615)	43,650
Income taxes payable	—	(157,736)
Net cash (used in) provided by operating activities	(19,007)	296,852

Cash flows from investing activities
Proceeds from asset sale	231,326	—
Development of oil and natural gas properties	(1,339,366)	(2,222,654)
Acquisitions of oil and natural gas properties	(689,759)	(58,141)
Maturities of certificates of deposit	1,100,000	1,757,312
Purchases of certificates of deposit	—	(1,350,000)
Other assets	(16,723)	(2,963)
Net cash used in investing activities	(714,522)	(1,876,446)

Cash flows from financing activities
Proceeds from the issuance of restricted stock	28	42
Proceeds from the exercise of stock options	16,049	—
Net cash provided by financing activities	16,077	42

Net decrease in cash and cash equivalents	(717,452)	(1,579,552)

Cash and cash equivalents, beginning of period	3,138,259	3,891,764

Cash and cash equivalents, end of period	$2,420,807	$2,312,212

Our supplemental disclosures of cash flow information for the six months ended December 31, 2010 and 2009 are as follows:

	Six Months Ended
	December 31,
	2010	2009
Income taxes paid	$7,000	$166,015

Non-cash transactions
Increase (decrease) in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties:	$256,287	$(153,661)
Increase in accounts payable related to joint venture activities:	$1,710,033	$—
Oil and natural gas properties incurred through recognition of asset retirement obligations:	$(25,115)	$63,779

Result of Operations for the three month periods ended December 31, 2010 and 2009
	Three Months Ended
	December 31			%
	2010	2009	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	9,349	6,128	3,221	53%

NGLs (Bbl)	5,019	6,891	(1,872)	(27)%

Natural gas (Mcf)	46,505	109,316	(62,811)	(57)%
Crude oil, NGLs and natural gas (BOE)	22,119	31,238	(9,119)	(29)%

Revenue data:

Crude oil	$778,594	$456,375	$322,219	71%

NGLs	231,495	280,212	(48,717)	(17)%

Natural gas	169,343	464,715	(295,372)	(64)%
Total revenues	$1,179,432	$1,201,302	$(21,870)	(2)%

Average price:
Crude oil (per Bbl)	$83.28	$74.47	$8.81	12%
NGLs (per Bbl)	46.12	40.66	5.46	13%
Natural gas (per Mcf)	3.64	4.25	(0.61)	(14)%
Crude oil, NGLs and natural gas (per BOE)	$53.32	$38.46	$14.86	39%

Expenses (per BOE)
Lease operating expenses and production taxes	$14.66	$12.37	$2.29	19%
Depletion expense on oil and natural gas properties (a)	$4.25	$17.27	$(13.02)	(75)%

(a) Excludes depreciation of office equipment, furniture and fixtures, and other of $8,513 and $10,799, for the three months ended December 31, 2010 and 2009, respectively.

Result of Operations for the six month periods ended December 31, 2010 and 2009
	Six Months Ended
	December 31			%
	2010	2009	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	18,066	13,698	4,368	32%

NGLs (Bbl)	10,088	15,762	(5,674)	(36)%

Natural gas (Mcf)	117,515	220,696	(103,181)	(47)%
Crude oil, NGLs and natural gas (BOE)	47,740	66,243	(18,503)	(28)%

Revenue data:

Crude oil	$1,426,812	$959,497	$467,315	49%

NGLs	441,413	565,523	(124,110)	(22)%

Natural gas	480,303	846,309	(366,006)	(43)%
Total revenues	$2,348,528	$2,371,329	$(22,801)	(1)%

Average price:
Crude oil (per Bbl)	$78.98	$70.05	$8.93	13%
NGLs (per Bbl)	43.76	35.88	7.88	22%
Natural gas (per Mcf)	4.09	3.83	0.26	7%
Crude oil, NGLs and natural gas (per BOE)	$49.19	$35.80	$13.439	37%

Expenses (per BOE)
Lease operating expenses and production taxes	$14.53	$11.62	$2.91	25%
Depletion expense on oil and natural gas properties (a)	$4.38	$17.22	$(12.84)	(75)%

(a) Excludes depreciation of office equipment, furniture and fixtures, and other of $17,340 and $27,426, for the six months ended December 31, 2010 and 2009, respectively.

CONTACT:  Sterling McDonald, VP & CFO of Evolution Petroleum Corporation, +1-713-935-0122, smcdonald@evolutionpetroleum.com; or Lisa Elliott, lelliott@drg-l.com, or Jack Lascar, jlascar@drg-l.com, both of DRG&L, +1-713-529-6600, for Evolution Petroleum Corporation